Exhibit 99.1

Tucows Reports Financial Results for First Quarter 2019

TORONTO, May 8, 2019 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the first quarter ended March 31, 2019. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended March 31
	2019 (Unaudited)	2018 (Unaudited)	% Change
Net revenue[1,2]	78,953	95,795	-18%
Net income	2,799	3,744	-25%
Basic Net earnings per common share[3]	0.26	0.35	-26%
Adjusted EBITDA[3,4]	9,431	10,378	-9%
Net cash provided by operating activities	8,991	9,573	-6%
1.	Tucows first quarter 2019 results include 13 days of contribution of Ascio Technologies (“Ascio”), which the Company acquired on March 18, 2019.
2.

Net revenue for the first quarter of 2018 included the recognition of $14.6 million in accelerated revenue related to the bulk transfer of nearly 2.65 million very low-margin domain names during that period.

3.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.
4.

Adjusted EBITDA for the first quarter of 2019 reflects the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Ascio acquisition on March 18, 2019, which lowered Adjusted EBITDA by $0.2 million.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross profit
	3 Months ended March 31		3 Months ended March 31
	2019 (Unaudited)	2018 (Unaudited)	2019 (Unaudited)	2018 (Unaudited)
Network Access Services:
Mobile Services	20,809	21,872	10,066	10,606
Other Services	2,443	1,736	1,374	795
Total Network Access Services	23,252	23,608	11,440	11,401

Domain Services:
Wholesale
Domain Services	42,591	58,428	7,752	7,114
Value Added Services	4,184	4,434	3,390	3,577
Total Wholesale	46,775	62,862	11,142	10,691

Retail	8,642	8,436	4,283	4,027
Portfolio	284	889	156	704
Total Domain Services	55,701	72,187	15,581	15,422

Network Expenses:
Network, other costs	-	-	(2,395)	(2,574)
Network, depreciation and amortization costs	-	-	(1,975)	(1,630)
Total Network expenses	-	-	(4,370)	(4,204)

Total	78,953	95,795	22,651	22,619

“Our Domain Services and Ting Mobile businesses continue to generate strong cash flows to support our investment in our outsized Ting Internet opportunity,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “During the first quarter, we saw continuing steady progress on Ting Internet, as we further expanded our networks, increased the number of serviceable addresses, and grew our subscriber base. We also added our seventh town, Wake Forest, North Carolina, followed shortly thereafter by our eighth, Fullerton, California, just after quarter end. Our solid start to the year positions Tucows for improved growth in 2019 and beyond.”

Financial Results

Net revenue for the first quarter of 2019 was $79.0 million compared with $95.8 million for the first quarter of 2018, with the first quarter of 2018 benefitting from accelerated revenue recognition of $14.6 million related to a bulk transfer of 2.65 million domain names during that period. Excluding the impact of the accelerated revenue, net revenue for the first quarter of 2019 decreased 3% compared to the first quarter of 2018.

Net income for the first quarter of 2019 was $2.8 million, or $0.26 per share, compared with $3.7 million, or $0.35 per share, for the first quarter of 2018.

Adjusted EBITDA5 for the first quarter of 2019 was $9.4 million compared with $10.4 million for the first quarter of 2018. Adjusted EBITDA for the first quarter 2019 reflects the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Ascio acquisition, which lowered Adjusted EBITDA by $0.2 million. The estimated impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue on Adjusted EBITDA is approximately $3.0 million, the majority of which will be reflected in our 2019 financial results.

Cash and cash equivalents at the end of the first quarter of 2019 were $11.0 million compared with $12.6 million at the end of the fourth quarter of 2018 and $16.6 million at the end of the first quarter of 2018.

Notes:

5. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended March 31
	2019 (unaudited)	2018 (unaudited)
Net income for the period	2,799	3,744
Depreciation of property and equipment	1,925	1,232
Amortization of intangible assets	2,040	2,331
Interest expense, net	972	896
Provision for income taxes	1,257	1,183
Stock-based compensation	525	578
Unrealized loss (gain) on change in fair value of forward contracts	(118)	(3)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(328)	176
Acquisition and transition costs*	359	241

Adjusted EBITDA	9,431	10,378

*Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, primarily related to the Company’s acquisition of Enom in January 2017 and Ascio in March 2019. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of this news release, management’s pre-recorded remarks discussing the quarter and outlook for the Company have been posted to the Tucows web site at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the next six days (until Tuesday, May 14), shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Tuesday, May 21 at approximately 4:00 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com), Enom (http://www.enom.com) and Ascio (http://ascio.com) manage a combined 25 million domain names and millions of value-added services through a global reseller network of over 38,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

Loderock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com